Prospectus Supplement dated January 27, 2003 to Prospectus Supplement dated December 20, 2002 (To Prospectus dated December 20, 2002)

SOVEREIGN BANK MORTGAGE LOAN TRUST, SERIES 2002-1
VARIABLE-RATE MORTGAGE PASS-THROUGH CERTIFICATES

SALOMON BROTHERS MORTGAGE SECURITIES VII, INC.
DEPOSITOR

SOVEREIGN BANK
SELLER AND MASTER SERVICER

Subject to the terms and conditions set forth in the underwriting agreement, dated January 27, 2003, between the depositor and Salomon Smith Barney Inc. as representative of the underwriters, the depositor has agreed to sell, and each of the underwriters has agreed to purchase a portion of the Class A-3 Certificates set forth opposite their respective names.



                                                      ORIGINAL
                                                    CERTIFICATE
                                                PRINCIPAL BALANCE OF
                                                   THE CLASS A-3
                UNDERWRITERS                        CERTIFICATES
                ------------                        ------------
Salomon Smith Barney Inc.                           $155,052,000
Sovereign  Securities Corporation, LLC              $ 74,500,000

         Distribution of the Class A-3 Certificates will be made from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of the Class A-3 Certificates, before deducting expenses payable by the depositor, will be approximately 102.15% of the initial principal balance of the Class A-3 Certificates, plus accrued interest. In connection with the purchase and sale of the Class A-3 Certificates, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

         The Class A-3 Certificates are offered subject to receipt and acceptance by the underwriters, to prior sale and to the underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the offered certificates will be made through the facilities of DTC, Clearstream and the Euroclear System on or about the closing date. The Class A-3 Certificates will be offered in Europe and the United States of America.

         The underwriting agreement provides that the depositor will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments the underwriters may be required to make in respect thereof.

UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

SALOMON SMITH BARNEY
                                           SOVEREIGN SECURITIES CORPORATION, LLC